EXHIBIT 99.1

NEWS RELEASE

California Micro Devices Contact: Greg Miller, Chief Financial Officer (408) 263-3214 gregm@calmicro.com

California Micro Devices Completes $5.5 Million Private Equity Placement

MILPITAS, Calif.—July 31, 2003—California Micro Devices Corporation (NASDAQ: CAMD) today disclosed the sale of approximately 2.4 million common shares at $2.25 per share in a private placement to investors affiliated with Special Situations Funds, Gruber & McBaine International, and Millrace Asset Group. The investors also received approximately 730,000 five-year warrants to purchase common stock with an exercise price of $3.00. Of the total $5.5 million raised from the private placement, the net proceeds of approximately $5.2 million will be used for general corporate purposes. Adams, Harkness & Hill Inc. and Needham and Company Inc. served as placement agents for the offering.

About California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of application-specific analog semiconductor products for the mobile, computing, and high-brightness LED lighting markets. Key products include application-specific integrated passive (ASIP™) devices and power management ICs as well as silicon sub-mounts for high-brightness LEDs. Detailed corporate and product information may be accessed at www.calmicro.com.

All statements contained in this press release that are not historical facts are forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not historical facts or guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, expects, and estimates; one such statement is that the use of proceeds will be for general corporate purposes. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to, whether the funds are used for a currently unforeseen purpose such as an acquisition, large-scale purchase of capital equipment, or debt repayment as well as the risk factors detailed in the company’s Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, the Company’s future actual results could differ materially from those discussed above. These forward-looking statements speak only as to the date of this release, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

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ASIP™ is a trademark of California Micro Devices. All other trademarks are property of their respective owners.